exhibit2

Exhibit 2: Segment Information - First Quarter 2006

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Pisco		Others
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	60,054	54,952	15,068	15,211	39,653	36,587	14,582	16,260	5,600	2,158	2,299	1,945
Other products	759	629	26	128	154	148	1,022	1,564	66	14	0	0
Total	60,813	55,581	15,094	15,339	39,806	36,734	15,604	17,824	5,666	2,172	2,299	1,945
% change	9.4%		-1.6%		8.4%		-12.5%		160.9%		18.2%

Cost of sales	(20,303)	(19,037)	(6,697)	(7,344)	(18,375)	(17,482)	(11,346)	(12,192)	(3,402)	(1,662)	(1,180)	(773)
% of sales	33.4%	34.3%	44.4%	47.9%	46.2%	47.6%	72.7%	68.4%	60.0%	76.5%	51.3%	39.8%

SG&A	(20,448)	(17,818)	(6,436)	(6,116)	(16,774)	(14,627)	(5,117)	(5,132)	(2,136)	(1,418)	(261)	(285)
% of sales	33.6%	32.1%	42.6%	39.9%	42.1%	39.8%	32.8%	28.8%	37.7%	65.3%	11.3%	14.7%

Operating profit	20,062	18,727	1,961	1,879	4,657	4,625	(858)	500	128	(908)	858	887
% change	7.1%		4.4%		0.7%		NM				-3.2%
% of sales	33.0%	33.7%	13.0%	12.2%	11.7%	12.6%	-5.5%	2.8%	2.3%	-41.8%	37.3%	45.6%

Depreciation	4,568	4,735	1,361	1,435	2,502	2,592	1,171	1,121	233	52	309	279
Amortization	1	1	40	46	0	1	91	91	4	0	0	0
EBITDA	24,630	23,463	3,362	3,360	7,160	7,218	403	1,712	365	(856)	1,167	1,166
% change	5.0%		0.1%		-0.8%		-76.5%		NM		0.1%
% of sales	40.5%	42.2%	22.3%	21.9%	18.0%	19.7%	2.6%	9.6%	6.4%	-39.4%	50.8%	60.0%

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Pisco
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
VOLUMES & PRICING
					Total**		Total
Volume (HLs)	1,370,089	1,267,623	673,006	665,868	1,411,958	1,324,975	171,964	187,368	35,422	23,802
% change	8.1%		1.1%		6.6%		-8.2%		48.8%

					Soft Drinks		Chile - Domestic
					918,304	918,098	91,266	105,900
					0.0%		-13.8%
					Nectars		Chile Bottled Exports
					117,583	97,790	74,331	74,602
					20.2%		-0.4%
					Mineral Water
					376,071	309,087	Argentina
					21.7%		6,367	6,866
							-7.3%

* Volumes include exports of 18,410 HL (6,990 HL to Chile) and 16,411 HL (11,832 HL to Chile) in Q1'06 and Q1'05 respectively.
** In unit cases, sales from the soft drink and mineral water segment totaled 24.9 million and 23.3 million in Q1'06 and Q1'05, respectively.
*** Volumes do not include bulk volumes of 17,360 HL (13,820 HL from Chile exports and 3,540 HL from Argentina) and 39,488 HL (23,978 HL from Chile exports and 15,510 HL from Argentina ) in Q1'06 and Q1'05 respectively.
						Total		Total
Price (Ch$ / HL)	43,832	43,350	22,389	22,844	28,083	27,613	84,799	86,782	158,092	123,674
% change (real)	1.1%		-2.0%		1.7%		-2.3%		27.8%

					Soft Drinks		Chile - Domestic
					27,630	27,736	60,072	60,000
					-0.4%		0.1%
					Nectars		Chile Bottled Exports
					41,788	42,715	113,569	122,290
					-2.2%		-7.1%
					Mineral Water
					24,904	22,469	Argentina
					10.8%		103,362	114,057
Price for 2005 includes only Pisconor sale volumes							-9.4%

Última actualización 5/8/2006
Por mgili